PROSPECTUS

                                PC QUOTE, INC.

               5,419,032 SHARES OF COMMON STOCK, $.001 PAR VALUE

                               _________________

     This Prospectus relates to an aggregate of 5,419,032 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of PC Quote, Inc., a Delaware corporation (the "Company"), consisting of 3,049,032 shares of Common Stock issuable upon the exercise and conversion of convertible securities (the "Issuable Shares"), and 2,370,000 issued and outstanding shares of Common Stock (the "Outstanding Shares") previously acquired by Physicians Insurance Company of Ohio ("PICO") and PICO Holdings, Inc. ("Holdings"), that may be sold from time to time by the Selling Shareholders, as defined hereinafter. See "Selling Shareholders." The Issuable Shares are deliverable upon exercise of the following convertible securities: (i) a Common Stock Purchase Warrant (herein referred to as the "Class A Purchase Warrant"), issued to Holdings, on May 5, 1997, entitling Holdings to purchase up to 320,000 shares of Common Stock; (ii) a Common Stock Purchase Warrant (herein referred to as the "Class B Purchase Warrant"), issued to Holdings in August, 1997, entitling Holdings to purchase up to 500,000 shares of Common Stock; (iii) a Common Stock Purchase Warrant (herein referred to as the "Class C Purchase Warrant"), issued to Holdings on September 22, 1997, entitling Holdings to purchase up to 129,032 shares of Common Stock; (iv) Common Stock Purchase Warrants (herein referred to as the "Class D Purchase Warrants", and together with the Class A Purchase Warrant, the Class B Purchase Warrant and the Class C Purchase Warrant, the "Purchase Warrants"), issued to Imprimis Investors LLC and Wexford Spectrum Investors LLC (collectively, the "Wexford Affiliates"), in October, 1997, entitling the Wexford Affiliates to purchase up to 500,000 shares of Common Stock; and (v) a Subordinated Convertible Debenture (the "Debenture", and together with the Purchase Warrants, the "Convertible Securities"), which may be converted at any time by PICO into a minimum of 1,600,000 shares of Common Stock. See "Selling Shareholders." The Company will not receive any proceeds from the sale of any of the Shares by the Selling Shareholders. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees.

     The Common Stock is traded on the American Stock Exchange under the symbol "PQT." On May 19, 1998, the closing market price of the Common Stock on the American Stock Exchange was $3.25 per share.

     The Selling Shareholders may sell, from time to time, in one or more transactions (which may include block transactions), all or a portion of the shares of Common Stock being registered hereby on the American Stock Exchange, in special offerings, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares of Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. If any of the Common Stock offered hereby is sold through brokers or dealers, the Selling Shareholders may pay customary discounts and brokerage commissions and charges. The Selling Shareholders and any brokers or dealers or other persons who participate with them in the distribution of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), although the Selling Shareholders disclaim such status. Any commission and discounts received by such brokers or dealers, and any profit on the resale of the stock by such brokers or dealers, may be deemed to be underwriting discounts and commissions under the Securities Act. The Shares being offered hereby may also be sold by the Selling Shareholders pursuant to Rule 144 promulgated under the Securities Act. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

                               _________________

     FOR INFORMATION CONCERNING CERTAIN FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _________________

                                   The date of this Prospectus is May 27, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission also maintains a World Wide Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." In addition, the Common Stock of PC Quote, Inc. is listed on the American Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Shares being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on April 30, 1998;

     (b) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

     (c) the Company's Current Reports on Form 8-K dated July 16, 1997, as amended on August 26, 1997; and

     (d) the description of the Company's Common Stock contained in the Company's Registration Statement filed October 31, 1997, on Form S-2 under Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to the Company's principal office: PC Quote, Inc., 300 South Wacker Drive, Suite 300, Chicago, Illinois 60606, Attn: John Juska, Tel. No. (312) 913-2800.

                                  THE COMPANY

                        GENERAL DEVELOPMENT OF BUSINESS

     PC Quote, Inc. (the "Company" or the "Registrant") was incorporated in the State of Illinois on June 23, 1980 as On-Line Response, Inc. and was incorporated in Delaware on August 12, 1987. The Company provides real-time and delayed securities quotations and news to professional and consumer markets worldwide. Professional clients include brokerage firms, banks, insurance companies, fund managers, institutional and professional traders. The Company has expanded its service offerings to the individual investor, application developers and businesses by offering its products through the Internet. The Company's "web site" offers non-fee delayed quotes to all visitors and real time subscription market data services to fee-based subscribers.

The Company generates revenue from its securities quotations services, individual investor subscriptions, Internet business services, software and web site development services, OEM and redistributor services, and from advertising sold on its web site. The Company classifies its data services into two categories: real-time satellite broadcast or dedicated landline for professional trading desktops and networks; and Internet services for individual investors, developers, corporations and financial institutions.

The Company's executive offices are located in Chicago, Illinois. The Company also maintains sales offices in New York, Dallas and Chicago.

GENERAL

     The Company maintains a real-time database of last sale and bid/ask prices of more than 250,000 issues that contains the most comprehensive options data and has also been optimized for Level 2 NASDAQ market-maker quotes. The database includes all North American equities and options, major stock indices, Level 1 NASDAQ-quoted stocks, Level 2 NASDAQ market-maker quotes, mutual funds, money market funds, futures contracts and options on futures contracts. Also covered are exchange-traded issues from Europe and Asia. The Company creates its database by gathering ticker and news feeds from stock, options and commodities exchanges and other sources and processing such information into a single data feed. The Company's primary processing plant is located in its executive offices in Chicago, Illinois.

     PC Quote software applications, running on the customer's computer, process the data stream to allow the user to monitor securities on an on-going real-time basis. They also create in the user's computer a complete database of trading symbols, continuously updated by the data stream. This database gives the user instant access to security prices. The same data stream is used to create an equivalent database on the Company's computers, accessible to its customers via the Internet.

     The following is a description of the principal products and services marketed by the Company.

PRODUCTS AND SERVICES

                                 HYPERFEED-TM-

     HyperFeed, the cornerstone of the services provided by the Company, is the Registrant's digital real-time market data feed. It is broadcast at 1024 kilobytes per second and 112 kilobytes per second and contains all North American stock, options, and commodity exchange, in addition to international exchange, issues. HyperFeed also carries:

     -    Dynamic Nasdaq Level II market maker quotes;

     - Dow Jones Composite News Service (up to 90-day retrieval of nine wires "Broadtape", Professional Investor Report, Capital Markets Report, International News Wire, World Equities Report, European Corporate Report, Electronic Wall Street Journal, International Petroleum Reports, Federal Filings);

     -    Multiple levels of fundamental data;

     -    Fixed income pricing; and

     -    Other types of fixed and dynamic financial data.

     HyperFeed underlies all of the Registrant's other products and services, which capitalize on HyperFeed to access, view and utilize data in a variety of ways. To produce and transmit HyperFeed, PC Quote uses multiple redundant, high-speed data circuits to gather ticker and news feeds from securities exchanges and other sources. At the Registrant's production center in Chicago, these feeds are directed into multiple redundant dynamic real-time databases from which HyperFeed is generated.

     HyperFeed is transmitted to customer sites either over a satellite communications network or by dedicated digital data circuits. At the customer site HyperFeed is received by a Quote Server, an industry standard PC which creates and maintains databases of real-time news and fundamental information.

     The Quote Server can reside on a local area network, where the data it maintains is accessible to software applications running on workstations on a network, or it can function as a stand-alone unit, in which case its data is available to software applications running on the Quote Server itself. In both instances the software applications accessing the data may be supplied by the Registrant, by third parties, or by the customers themselves.

     Third party or customer supplied software utilize the Registrant's high-performance application program interfaces (APIs) to access the Quote Server's data. In this way the Quote Server can supply data for virtually any purpose, including proprietary order execution systems, analytical modeling, internal risk management, order matching, or redistribution via on-line systems, the Internet, or wide area networks. Third party developers and customers using the APIs for their own development pay a monthly fee for the interfaces, in addition to monthly HyperFeed licensing fees and per-user or per-unit charges once the application is ready for distribution or redistribution.

     The Registrant also maintains Internet Quote Servers at its facility. These Quote Servers function just like any other Quote Servers, supporting applications developed by the Registrant, or by third parties or customers using Internet-enabled versions of the Registrant's APIs. In this way the Registrant and its customers are able to benefit from the Internet's substantially lower costs for service, communications and startup, its ease of access, and its worldwide availability.

SOFTWARE APPLICATIONS AND SERVICES MARKETED BY REGISTRANT

     To complement the HyperFeed database, the Company has several high-end applications and programming tools which it licenses to HyperFeed subscribers.

     PC Quote 6.0 for Windows is a comprehensive suite of real-time professional trading tools. Running under Microsoft-TM- Windows-TM- 3.1 or Windows-TM- 95, or Windows NT-TM-, PC Quote 6.0 offers unlimited quote pages, charting, technical analysis, searchable news, time of sale and quote, Nasdaq Level II market maker screens, options analytical tools, dynamic data exchange into Microsoft-TM- Excel-TM- , tickers, alerts, baskets and more.

     PC Quote 6.0 can be fed by Quote Servers on the customer's local area network or through a connection to the Internet. Monthly fees for Internet service are lower than fees for local area network service; this makes PC Quote
6.0 more affordable around the world for individual investors and affords a wide range of options for the professional marketplace. The software application for PC Quote 6.0 is licensed from an unaffiliated third party pursuant to a Software Distributor Agreement.

     Quote Server with Quote Tools - custom applications using robust and easy-to-use APIs, the Quote Tools enable a customer to build anything from real-time trading desktop interfaces to Web Sites with portfolio management and the latest in Internet push technology. The Quote Server APIs are unique in that they give a complete suite of programming interfaces, from Visual Basic to CGI to C++ for all levels of programming in all environments.

     In 1995 the Company established an Internet web site, and MarketSmart, offering free delayed quotes and other information to all visitors. Commencing in 1996 and continuing to build thereafter, the Company generated revenue by selling advertising on its web site's free quote pages and MarketSmart, providing market information for other web sites, offering development tools for Internet-based applications, and forming strategic relationships with other major Internet players. The Company's expanded web site now offers, in addition to links to unlimited free delayed quote information, subscription fee real-time quote information, corporate profiles and press releases, information about PC Quote's products and services and paths for learning about and signing up for subscription services available on the site.

     The Company's Internet Business Services provide custom and template web-site services and software development services--from basic tools to complete turnkey installations--to software vendors, financial institutions, corporations, and Internet content providers. All of the Company's Internet services, including the web site, advertising, PC Quote 6.0 on the Internet, and Quote Tools, can be wholesaled, private labeled, cloned or customized to meet a customer's specific needs.

     The Company has become a quote service for the major office applications companies. In Microsoft Excel's 1997 version, Web Query technology features the ability to access data from PC Quote. In February 1997 Lotus development Corporation also featured PC Quote's data as the "in the box" feature for its SmartSuite application.

PATENTS, TRADEMARKS AND LICENSES

     The Company does not have patent or federal copyright protection for its proprietary software products. Although applicable software is readily duplicated illegally by anyone having access to appropriate hardware, the Company attempts to protect its proprietary software through license agreements with customers and common law trade secret protection and non-disclosure contract provisions in its agreements with its employees. The Company uses security measures, including a hardware key, which restricts access to its on-line services unless proper password identification from a PC Quote user is provided. As an additional safeguard, the Company provides only the object code on its diskette and retains the source code.

     The following products are registered trademarks: BasketMaker-Registered Trademark-, QuoteWare-Registered Trademark-, PriceWare-Registered Trademark- and QuoteBlaster-Registered Trademark-. The HyperFeed-TM- product is a servicemark of the Company.

COMPETITION

     The market for the on-line provision of financial information such as equities, commodities, futures and options quotations and news through services and software applications similar to those the Company provides includes a large number of competitors and is subject to rapid change. The Company believes its primary competitors include Automatic Data Processing, the Telerate unit of Dow Jones & Co., Bloomberg, the Comstock unit of Standard & Poors, the ILX unit of Thomson Corporation, Telesphere Global Ticker, Reuters, Quote.com and Data Broadcasting Corporation. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company.

SEASONALITY

     The Company has not experienced any material seasonal fluctuations in its business. Barring any prolonged period of investor inactivity in trading securities, the Company does not believe that seasonality is material to its business activities.

RESEARCH AND DEVELOPMENT

     The Company's systems development personnel expend their time and effort developing new software programs and high-speed data delivery systems and expanding or enhancing existing ones. Development efforts focus on providing a solution to the informational and analytical needs of both the professional and private investors. Development activity has increased with the implementation of high-level design and prototyping tools. The Company's continuing investment in software development consists primarily of enhancements to its existing Windows-based private network and Internet products and services, development of new data analysis software and programmer tools (application programming interfaces) designed to afford easy access to its datafeed for data retrieval and analysis purposes, and application of new technology to increase the data volume and delivery speed of its distribution system and network.

ENVIRONMENT

     Compliance with federal, state, and local provisions with respect to the environment has not had a material adverse effect on the Company's capital expenditures, earnings, or competitive position.

EMPLOYEES

     As of April 30, 1998, the Company employed 118 people, none of whom are represented by a collective bargaining unit. The Company believes it has a satisfactory relationship with its employees. From time to time the Company retains the services of outside consultants on an hourly basis.

GOVERNMENT CONTRACTS

     The Company has no material contracts with the Government.

BACKLOGS

     Due to the nature of the business, backlogs are not a typical occurrence in the industry.

                                 RISK FACTORS

     Prospective investors should carefully consider the following risk factors in addition to other information set forth in this Prospectus before making a decision to purchase any of the securities offered hereby.

     RECENT OPERATING LOSSES AND DECLINING CASH. The Company incurred a loss of approximately $1.9 million for the quarter ended March 31, 1998, and as of March 31, 1998, had an accumulated deficit of approximately $22.0 million and deficit working capital of $6.7 million. These conditions raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will operate profitably in the future. See "Management Discussion and Analysis of Financial Condition and Results of Operations" and Note 14 of the Notes to Financial Statements for the fiscal year ended December 31, 1997, as filed on Form 10-K incorporated herein by reference. See also "Management's Discussion and Analysis of Results of Operations and Financial Condition" for the fiscal quarter ended March 31, 1998, as filed on Form 10-Q incorporated herein by reference.

     Net cash and cash equivalents declined $749,000 from year-end 1997 to $364,000 at the end of the first quarter of 1998. Expenditures for new equipment were $256,000, $138,000 or 118% higher for the first three months of 1998 versus 1997 as operating cash was used to effect new purchases. Capitalized software costs of $534,000 were $63,000, or 11%, lower for the quarter ended March 31, 1998, compared to the same period for 1997, as the Company decreased its overhead allocation to capitalizable projects. There were no new direct borrowings during the period, and the Company repaid $75,000 of the principal balance on its bank term loan. Agreements were reached with various vendors to extend payments under negotiated payment plans.

     The Company's $1.0 million line of credit with Lakeside Bank expired in February 1997. The Company was experiencing, and continues to experience, working capital constraints which has hindered operations. To lessen such constraints the Company entered into several financing transactions during 1997. On May 5, 1997 the Company entered into a loan and security agreement with its principal shareholder, PICO Holdings, Inc. ("Holdings"), to provide working capital loans of up to $1.0 million. In connection with the extension by Holdings of such $1.0 million facility, the Company and Physicians Insurance Company of Ohio, a wholly-owned subsidiary of Holdings, restructured the terms of its $2.5 million subordinated convertible debenture (the "Debenture"). In August 1997, the Company and Holdings amended the loan and security agreement increasing the facility by $1.0 million to $2.0 million. In September 1997, the Company and Holdings further amended the loan and security agreement increasing the facility by $0.25 million to $2.25 million and extending the due date for all borrowings on the facility, plus accrued interest to December 31, 1997. The loan and security agreement was further amended in December 1997, February 1998, March 1998 and May 1998 to extend the due date to January 31, 1998, February 28, 1998, April 30, 1998 and May 31, 1998, respectively (the loan and security agreement, as amended, hereinafter referred to as the "Loan Agreement").

     In October 1997 the Company issued five million (5,000,000) shares of Common Stock in exchange for five million dollars ($5,000,000), subject to the Company's obligation to repurchase up to four million shares at one dollar ($1) per share upon completion of a rights offering.

     In November 1997 the Company commenced the rights offering whereby it granted 7,402,246 transferable subscription rights to shareholders as of November 21, 1997, entitling them to purchase one additional share of Common Stock for each right at a price of $1.00 per share. If fully subscribed, the Company anticipated it would have received approximately $7.0 million in net proceeds from the sale of shares of common stock underlying the rights, of which $4.0 million would then have been used to repurchase, at $1.00 per share, a portion of the shares previously issued in October. Proceeds in excess of $4.0 million, if received, would then be available for general corporate purposes.

     In January 1998 the Company completed the rights offering and received approximately $3.0 million in gross proceeds from the sale of shares underlying exercised rights. Pursuant to the October Stock Purchase Agreement, the entire proceeds were used to fulfill the Company's obligation to repurchase shares. See Note 3 and Note 15 of the Notes to Financial Statements for the Fiscal Year Ended December 31, 1997, as filed on Form 10-K incorporated herein by reference.

     NEED FOR ADDITIONAL FINANCING. Due to the decline in cash flow from operating activities, to levels expected to be insufficient for debt services (including the $2,250,000 due on May 31, 1998 pursuant to the Loan Agreement), working capital, and capital expenditures, the Company is exploring multiple alternatives to raise capital. Such alternatives include refinancing existing debt, a merger, a spin-off or sale of part of the Company's business, a strategic relationship or joint venture with another technology or financial service firm or other financing to further fund the Company's business. Any capital raised may be costly to the Company and/or dilutive to stockholders. There can be no assurances, however, that the Company will be successful in concluding a transaction, or that if a transaction is concluded that such transaction will result in alleviating the Company's present financial situation.

     If the Company is not able to secure additional capital, the lack of funds may significantly limit the Company's ability to satisfy its obligations under the Loan Agreement, realize value from its assets and its product offerings, and continue its business as currently conducted or as a going concern. See "Management Discussion and Analysis of Financial Condition and Results of Operations" and Note 14 of the Notes to Financial Statements for the Fiscal Year Ended December 31, 1997, as filed on Form 10-K incorporated herein by reference. See also "Management's Discussion and Analysis of Results of Operations and Financial Condition" for the fiscal quarter ended March 31, 1998, as filed on Form 10-Q incorporated herein by reference.

     REQUIREMENTS FOR LISTING SECURITIES ON THE AMERICAN STOCK EXCHANGE. The Common Stock is currently listed with the American Stock Exchange. The Company currently does not meet the standards for continued listing, however, the Common Stock has not been de-listed from the American Stock Exchange. If the Common Stock were to be de-listed, trading, if any, would thereafter be conducted on an electronic bulletin board established for securities that do not meet listing requirements or in what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     CONTROL BY PRINCIPAL STOCKHOLDERS. As of the date of this prospectus, Holdings and its affiliate, PICO, own approximately 18% of the outstanding shares of Common Stock. If Holdings and PICO exercise and convert their Convertible Securities registered hereby,

Holdings and PICO would beneficially own approximately 32% of the outstanding shares of Common Stock, provided the Wexford Affiliates do not exercise their Purchase Warrants. Pursuant to Holdings' and PICO's equity interest in the Company and certain negative covenants contained in the Debenture Agreement, as defined below, Holdings and PICO are in a position to control the outcome of matters requiring a stockholder vote, including the election of directors.
 Such control could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.

     VARIABILITY OF QUARTERLY OPERATING RESULTS. The Company's revenue, operating profits and earnings have fluctuated and, in the future, may fluctuate from quarter to quarter based on such factors as the number, size and scope of services and software applications which the Company provides, the contractual terms for the provision of such services and software applications, any delays incurred in connection with an agreement to provide services and software applications, the adequacy of provisions for losses, the accuracy of estimates of resources required to complete ongoing service offerings and general economic conditions. Unanticipated variations in any of such factors may cause significant variations in operating results in any particular quarter and could result in losses for such quarter. An existing customer's unanticipated termination of or failure to renew a major agreement for the provision of services and software applications during a quarter could have a material adverse effect on the Company's business, financial condition and results of operations.

     AGREEMENTS WITH EXCHANGES. The Company's ability to provide services enabling its clients to access real-time and delayed financial data such as equities, commodities, futures and options quotations and news is dependent on its ability to gather ticker and news feeds from securities exchanges and other sources. The Company has agreements in place with such exchanges and other sources which permit the Company to gather the information it needs for its services. The termination, expiration or non-renewal of any of these agreements could inhibit the Company's ability to provide high quality services to its clients and, accordingly, have a material adverse effect upon the Company's business, financial condition and results of operations. See "The Company."

     SOFTWARE LICENSING AGREEMENT. A significant software application which is offered to subscribers for the Company's financial data quotations and news services, PC Quote 6.0, is licensed by the Company from an unaffiliated third party pursuant to a Software Distributor Agreement dated December 4, 1995 (the "Distributor Agreement"). The Distributor Agreement is for a three-year term but provides for automatic two-year renewals thereafter unless terminated pursuant to ninety days' notice. The termination, expiration or non-renewal of the Distributor Agreement could have a material adverse effect on the Company's business, financial condition and results of operations.

     RELIANCE UPON EXECUTIVE OFFICERS AND KEY EMPLOYEES. The success of the Company is highly dependent upon the efforts and abilities of its executive officers, particularly Mr. Jim Porter, the Company's Chairman of the Board and Chief Executive Officer. Although certain of its executive officers and key employees have entered into agreements with the Company which contain, nondisclosure covenants, such agreements do not guarantee that these individuals will continue their employment with the Company. The loss of services of certain executive officers or key employees for any reason could have a material adverse effect upon the Company's business, financial condition and results of operations.

     COMPETITION. The market for the on-line provision of financial information such as equities, commodities, futures and options quotations and news through services and software applications similar to those the Company provides includes a large number of competitors and is subject to rapid change. The Company believes its primary competitors include Automatic Data Processing, the Telerate unit of Dow Jones & Co., Bloomberg, the Comstock unit of
Standard & Poors, the ILX unit of Thomson Corporation, Telesphere Global Ticker, Reuters, Quote.com and Data Broadcasting Corporation. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. Such competition may impose additional pricing pressures on the Company. There can be no assurance that the Company can compete successfully with its existing competitors or with any new competitors.

     SUBSCRIPTION CONTRACT RISKS. Many of the Company's subscription contracts are for services and software applications which are critical to the operations of its customers' businesses. The Company's failure or inability to deliver services and software to its customers' satisfaction could have a material adverse effect on its customers' operations and could consequently subject the Company to litigation or damage the Company's reputation, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Substantially all of the Company's subscription contracts are of relatively short duration, their maximum length is three years. Although these contracts carry early termination penalties, the unexpected termination or non-renewal by a client of a significant contract could have a material adverse effect on the Company's business, financial condition and results of operations.

     CUSTOMER CONCENTRATION. The Company has derived a significant portion of its revenue from a limited number of large customers. In 1995, 1996 and 1997, the Company's largest customer accounted for approximately 29%, 20% and 4% of its revenue, respectively, and its ten largest clients accounted for approximately 43%, 39% and 14% of its revenue, respectively. The volume of services provided to specific customers varies from year to year. There can be no assurance that a large customer in one year will continue to use the Company's services in a subsequent year. Furthermore, the Company is not always the exclusive provider of securities quotations and news to its customers. The loss of any large customer could have a material adverse effect on the Company's business, financial condition and results of operations.

     TECHNOLOGICAL ADVANCES. The information technology industry has experienced and is continuing to experience rapid technological advances and developments. The Company's success will depend in part on its ability to develop solutions which keep pace with continuing changes in information processing technology, evolving industry standards and changing client preferences. While the Company is actively engaged in research and development activities to meet such client needs and preferences, there can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if addressed, the Company will be successful in the marketplace. The Company's delay or failure to address these developments could have a material adverse effect on the Company's results of operations.
In addition, there can be no assurance that technologies developed by others will not render the Company's services noncompetitive or obsolete.

     INTELLECTUAL PROPERTY RIGHTS. Software developed by PC Quote in connection with customer services typically is licensed for use by the customers. The Company holds no patents or registered copyrights and has no present intention of registering any copyrights or filing any patent applications. The following products are registered trademarks: BasketMaker-Registered Trademark-, QuoteWare-Registered Trademark-, PriceWare-Registered Trademark- and QuoteBlaster-Registered Trademark-. The HyperFeed-TM- product is a servicemark of the Company.

     Although the Company believes that its services and software applications do not infringe upon the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of litigation alleging infringement of third-party intellectual property rights. The Company typically agrees to indemnify its clients against such claims. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement.

     The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its rights, the rights of third parties from whom the Company licenses intellectual property and the proprietary rights of its clients. There can be no assurance, however that the steps taken by the Company will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

     RISKS OF LICENSING PROPRIETARY SOFTWARE APPLICATIONS. The Company does not have patent or federal copyright protection for its proprietary software products. Although applicable software is readily duplicated illegally by anyone having access to appropriate hardware, the Company attempts to protect its proprietary software through license agreements with customers and common law trade secret protection and non-disclosure contract provisions in its agreements with its employees. The Company uses security measures, including a hardware key, which restricts access to its on-line services unless proper password identification from a PC Quote user is provided. As an additional safeguard, the Company provides only the object code on its diskette and retains the source code. There can be no assurance that such licensees will properly utilize the Company's software applications and services. The failure by licensees to adhere strictly to the Company's standards could subject the Company to litigation and harm the Company's reputation thereby resulting in a material adverse effect on the Company's business, financial condition and results of operations.

     POSSIBLE VOLATILITY OF STOCK PRICE. The Company's Common Stock has been thinly traded and may experience significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company.

     DILUTION. As of May 19, 1998, there were 12,826,357 common shares of the Company issued and outstanding. Assuming all of the Convertible Securities are exercised or converted and the corresponding shares of Common Stock are issued to the Selling Shareholders, there would be approximately 15,875,389 common shares outstanding. If all outstanding Convertible Securities were exercised at their current offering price, an existing shareholder would experience dilution of his or her ownership interest in the Company to the extent such shareholder held none of the Convertible Securities being exercised or converted. For example, an existing 10% shareholder before such issuances would become a 8.1% shareholder after such issuances, assuming such shareholder held none of the Convertible Securities being exercised or converted, and other existing shareholders would experience a similar dilution of their ownership interest in the Company.

     SHARES ELIGIBLE FOR FUTURE SALE. The shares of Common Stock registered hereby may be immediately available for resale without restriction, except to the extent persons deemed affiliates of the Company may be limited by the volume restrictions of Rule 144 promulgated under the Securities Act of 1933, as amended. Sales or the expectation of sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price for the Common Stock and the Company's ability to raise additional capital at a price favorable to the Company.

     ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation and By-laws, the Delaware General Corporation Law and the Securities Exchange Act of 1934 contain certain provisions that could have the effect of discouraging or making more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to the Company's stockholders. These include provisions under which (i) only the Board of Directors or an authorized special committee thereof may call meetings of stockholders, and (ii) stockholders must comply with certain advance notice procedures to nominate candidates for election as directors of the Company and to submit proposals for consideration at stockholders' meetings. The ability of the Board of Directors to issue up to 5,000,000 shares of preferred stock, in one or more classes or series, and with such powers, designations, preferences and relative, participating, optional or special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors of the Company, also could make an acquisition of the Company more difficult. In addition, these provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of the Company's stockholders.

     DEPENDENCE UPON FINANCIAL MARKETS. A significant portion of the Company's revenue is derived from supplying financial data and quotations related to U.S. financial exchanges and markets. Any significant downturn or other negative development with respect to those exchanges and markets could adversely effect the Company's revenue.


                                USE OF PROCEEDS

     The 2,370,000 outstanding shares of Common Stock offered hereby are being sold by the Selling Shareholders for their own account. The Company will not receive any of the proceeds from the sale of any shares of Common Stock by the Selling Shareholders. Any proceeds received by the Company upon exercise of the Convertible Securities for up to 3,049,032 shares of Common Stock will be used for general corporate purposes, including, but not limited to, operating and working capital requirements. The Company has agreed to pay the expenses of registration of the Common Stock, including a certain amount of legal and accounting fees. See "Plan of Distribution."

                          PRICE RANGE OF COMMON STOCK

     The Company's shares of Common Stock are traded on the American Stock Exchange under the symbol "PQT." The following tables show for 1998, 1997 and 1996 the high and low closing prices of the Company's Common Stock for the periods indicated, as reported by the American Stock Exchange.



1998 QUARTERLY INFORMATION                                   HIGH            LOW
--------------------------                                   ----            ---
First                                                       1-1/8          11/16
Second (through May 19, 1998)                                   5            3/4


1997 QUARTERLY INFORMATION                                   HIGH            LOW
--------------------------                                   ----            ---
First                                                      3-7/16         2-5/16
Second                                                     2-7/16          1-1/8
Third                                                      2-7/16         1-9/16
Fourth                                                     2-3/16          15/16


1996 QUARTERLY INFORMATION
--------------------------
First                                                      15-1/8          8-3/4
Second                                                     13-3/8          7-1/8
Third                                                     7-11/16        3-15/16
Fourth                                                     5-5/16          2-3/8



     The closing market price for the shares of Common Stock as reported by the American Stock Exchange on May 19, 1998 was $3.25.

     As of April 30, 1998, the Company had 425 stockholders of record of its Common Stock.

DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock and it does not presently anticipate making any such payments in the near future. The Company's agreement with a lender prohibits the payment of dividends without the lender's prior consent.

                             SELLING SHAREHOLDERS

     This Prospectus relates to an aggregate of 5,419,032 shares of Common Stock, consisting of 3,049,032 shares of Common Stock issuable upon the exercise and conversion of the Convertible Securities (the "Issuable Shares"), and 2,370,000 issued and outstanding shares of Common Stock (the "Outstanding Shares") previously acquired by PICO and Holdings, that may be sold from time to time by the Selling Shareholders. The Issuable Shares are deliverable upon exercise and conversion of the following convertible securities: (i) the Purchase Warrants entitling Holdings and the Wexford Affiliates to purchase up to 1,449,032 shares of Common Stock of the Company; and (ii) the Debenture, which may be converted at any time by PICO into a minimum of 1,600,000 shares of Common Stock. The Shares underlying the Convertible Securities offered hereby are being registered by the Company pursuant to the terms of the Convertible Securities. The Company will not receive any proceeds from the sale of any of the Shares by the Selling Shareholders.

HOLDINGS AND PICO

     On November 14, 1996, the Company entered into an agreement (the "Debenture Agreement") with PICO, which then owned approximately 30% of the Company's outstanding shares of Common Stock. Pursuant to the Debenture Agreement, PICO invested $2.5 million in the Company in exchange for the Debenture in the principal amount of $2.5 million with interest at 1% over prime. Interest is payable semiannually, beginning January 1, 1998. PICO made the investment and the Debenture was issued on December 2, 1996. The Debenture was to mature on December 31, 2001 and was convertible at any time by PICO into
1.25 million shares of Common Stock (subject to adjustment in certain cases).

     On May 5, 1997, the Company and Holdings entered into a Loan and Security Agreement (the "Loan Agreement"), under which Holdings agreed to make a secured loan to the Company in an aggregate principal amount of up to $1.0 million at a fixed rate equal to 14% per annum. Unless otherwise extended, the entire principal balance and all accrued interest due under the Loan Agreement was payable on September 30, 1997. All advances under the Loan Agreement are secured by a pledge of substantially all of the assets of the Company. These liens are subject to the prior lien of the Company's primary lender, Lakeside Bank. Holdings was also entitled to be paid a "facility fee" of $40,000 on the maturity date of the loan contemplated by the Loan Agreement.

     In connection with the Loan Agreement, the Company and PICO entered into a First Amendment to the Debenture and Debenture Agreement (the "Debenture Amendment"), pursuant to which the terms of the Debenture were restructured as follows: (a) the maturity date of the Debenture was changed to April 30, 1999 instead of December 31, 2001; (b) the Debenture may not be prepaid or redeemed without the consent of PICO; (c) the conversion rate on the Debenture was changed from $2.00 per share to the lower of (i) the mean of the closing bid price per share for the 20 trading days preceding conversion of the Debenture or
(ii) $1.5625 per share (the market price of the Common Stock on the date of the Debenture Amendment); (d) certain negative covenants were added to the Debenture Agreement; and (e) the rights offering contemplated by the Debenture Agreement was to be at such time as determined by the Company and at a price as determined by PICO. Interest under the Debenture continued to be payable in cash or, at the option of PICO, in shares of Common Stock at the market value of such shares at the time of payment.

     Also on May 5, 1997, in consideration of the loan by Holdings to the Company, the Company issued the Class A Purchase Warrant to Holdings entitling Holdings to purchase up to 640,000 shares of Common Stock at a price per share (the "Class A Purchase Warrant Price") equal to the lesser of
(a) the mean of the closing bid price per share for the 20 trading days preceding exercise of the Class A Purchase Warrant or (b) $1.5625 per share (the market value of the Common Stock on the date the Class A Purchase Warrant was issued). The Class A Purchase Warrant expires on April 30, 2000. On May 19, 1998, Holdings exercised a portion of the warrant and purchased 320,000 shares of Common Stock for $500,000, thereby reducing the number of shares entitled to be purchased pursuant to the Class A Purchase Warrant to 320,000 shares. In lieu of exercising the Class A Purchase Warrant for cash, Holdings may elect to receive shares of Common Stock equal to the "value" of the Class A Purchase Warrant determined in accordance with a formula specified in the Class A Purchase Warrant (the "Class A Purchase Warrant Conversion Value"). The number of shares of Common Stock subject to the Class A Purchase Warrant and the Class A Purchase Warrant Price will be adjusted to reflect stock dividends; reclassifications or changes of outstanding securities of the Company; any consolidation, merger or reorganization of the Company; stock splits; issuances of rights, options or warrants to all holders of shares of Common Stock exercisable at less than the current market price per share; and other distributions to all holders of shares of Common Stock. In the event of any sale, license or other disposition of all or substantially all of the assets of the Company or any reorganization, consolidation or merger involving the Company in which the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity (an "Acquisition"), if the successor entity does not assume the obligations of the Class A Purchase Warrant and Holdings has not fully exercised the Class A Purchase Warrant, the unexercised portion of the Class A Purchase Warrant will be deemed automatically converted into shares of Common Stock at the Class A Purchase Warrant Conversion Value. Alternatively, Holdings may elect to cause the Company to purchase the exercised portion of the Class A Purchase Warrant for cash upon the closing of any Acquisition for an amount equal to (a) the fair market value of any consideration that would have been received had Holdings exercised the unexercised portion of the Class A Purchase Warrant immediately before the record date for determining stockholders entitled to participate in the proceeds of the Acquisition, less
(b) the aggregate Class A Purchase Warrant Price. The Class A Purchase Warrant also provides for certain piggyback registration rights and a one-time demand registration right.

     In August 1997, the Company and Holdings agreed to amend the Loan Agreement and related documents to increase the amount of the secured loan from Holdings to the Company from $1.0 million up to $2.0 million. The terms of the Loan Agreement otherwise remained substantially the same, except that the "facility fee" of $40,000 was eliminated for new advances. In connection with the increase of the loan amount pursuant to such amendment, the Company granted Holdings the Class B Purchase Warrant for up to 500,000 shares of Common Stock. The terms of the Class B Purchase Warrant are substantially the same as those contained in the Class A Purchase Warrant, except that the conversion price is the lesser of (a) $2.00 per share or (b) the mean of the closing bid price per share for the 20 trading days preceding exercise of the Class B Purchase Warrant. The Class B Purchase Warrant also provides for certain piggyback registration rights and a one-time demand registration right.

     On September 22, 1997, the Company and Holdings executed a second amendment to the Loan Agreement to further increase the amount of the secured loan from Holdings to the Company from $2.0 million to $2.25 million. The terms of the Loan Agreement otherwise remained substantially the same, except that the maturity date was extended to December 31, 1997. In consideration of the amendment to the Loan Agreement, the Company granted Holdings the Class C Purchase Warrant for up to 129,032 shares of Common Stock. The terms of the Class C Purchase Warrant are substantially the same as contained in the Class A Purchase Warrant, except that the conversion price is the lesser of (a) $1.9375 per share or (b) the mean of the closing bid price per share for the 20 trading days preceding exercise of the Class C Purchase Warrant. The Class C Purchase Warrant also provides for certain piggyback registration rights and a one-time demand registration right.

     On December 30, 1997, February 5, 1998, March 10, 1998 and May 5, 1998, the Company and Holdings executed the third, fourth, fifth and sixth amendments to the Loan Agreement, respectively, extending the due date for borrowings by the Company, plus accrued interest, to January 31, 1998, February 28, 1998, April 30, 1998, and May 31, 1998, respectively. No further warrants were issued in connection with the third, fourth, fifth or sixth amendments to the Loan Agreement.

THE WEXFORD AFFILIATES

     In October 1997, the Wexford Affiliates purchased 5,000,000 shares of Common Stock and the Class D Purchase Warrants for 500,000 shares of Common Stock at an exercise price of $2.00 per share, exercisable at any time prior to October 15, 2002, in exchange for $5.0 million.

     The Wexford Affiliates acquired the Common Stock and the Class D Purchase Warrants for investment purposes pursuant to a certain Stock and Warrant Purchase Agreement dated October 15, 1997, between PC Quote and the Wexford Affiliates (the "Purchase Agreement"). Up to 4,000,000 of the shares of Common Stock purchased by the Wexford Affiliates were subject to repurchase by PC Quote at a purchase price of $1.00 per share pursuant to the terms of the Purchase Agreement (the "Repurchase"). Pursuant to the terms of the Purchase Agreement, PC Quote was required to use its best efforts to consummate the Repurchase from the proceeds of a rights offering. In the event that the rights offering was not completed on or prior to January 24, 1998, the Wexford Affiliates would be entitled to receive, out of escrow, warrants to purchase an additional 250,000 shares of Common Stock (the "Additional Warrants") with the same terms as the Class D Purchase Warrants and, in the event the Rights Offering was not completed on or prior to February 28, 1998, the Wexford Affiliates would be entitled to receive, out of escrow, 250,000 more Additional Warrants to purchase shares of Common Stock with the same terms as the Class D Purchase Warrants.

     On October 31, 1997, the Company filed a Form S-2 Registration Statement with the Securities and Exchange Commission in contemplation of the rights offering. The Registration Statement was amended on November 20, 1997, and became effective on November 21, 1997. The Company distributed 7,402,246 transferable subscription rights to shareholders of record as of the close of business on November 21, 1997, entitling them to purchase one additional share of Common Stock for each right at a price of $1.00 per share. The initial expiration date of the rights, December 19, 1997, was extended by the Company to January 15, 1998.

     On January 23, 1998, the Company completed the rights offering initiated in 1997. The Company received approximately $3.0 million in gross proceeds from the sale of shares underlying exercised rights. Pursuant to the Purchase Agreement, 2,988,949 shares of the Common Stock purchased by the Wexford Affiliates were repurchased by the Company on January 26, 1998, at a purchase price of $1.00 per share, and the Additional Warrants reverted back to the Company.


SUMMARY

     As a result of the foregoing, in connection with the Company's financing and related party transactions, the Company issued the following Purchase Warrants for purchase of shares of Common Stock, all of which were outstanding at May 19, 1998.


                                                          NUMBER                                      REMAINING LIFE
                                                           OF         EXPIRATION        EXERCISE        IN YEARS AT
                                                          SHARES         DATE              PRICE       APRIL 30, 1998
Class A Purchase Warrants                                 320,000     04/30/2000            (1)              2.0
Class B Purchase Warrants                                 500,000     04/30/2000            (2)              2.0
Class C Purchase Warrants                                 129,032     04/30/2000            (3)              2.0
Class D Purchase Warrants                                 500,000     10/15/2002             $2.00           4.46



(1) lesser of the mean of the closing bid price per share for the 20 trading days preceding exercise of the warrant or $1.5625 per share.

(2) lesser of the mean of the closing bid price per share for the 20 trading days preceding exercise of the warrant or $2.00 per share.

(3) lesser of the mean of the closing bid price per share for the 20 trading days preceding exercise of the warrant or $1.9375 per share.


                             PLAN OF DISTRIBUTION

     This offering, consisting of 3,049,032 shares of Common Stock issuable upon the exercise and conversion of the Convertible Securities, and 2,370,000 shares of Common Stock issued and outstanding, is being made by the Selling Shareholders, who have indicated they are acting independently of the Company in determining the manner and extent of sales of the shares of Common Stock included herein. The Company will receive none of the proceeds from the sale of any Shares by the Selling Shareholders.

     Although all of the Shares are being registered for public sale, the sale of any or all of such Shares by the Selling Shareholders may depend on the sale price of such Shares and market conditions generally prevailing at the time. The Selling Shareholders reserve the right to reject any order in whole or in part.

     The Selling Shareholders may sell the Shares being offered hereby in one or more transactions (which may include block transactions) effected from time to time on the American Stock Exchange, in special offerings, in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, in each case at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The Shares may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) an exchange distribution and/or a security distribution in accordance with the rules of the American Stock Exchange; (iv) directly to purchasers and (v) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

     If any of the Shares offered hereby is sold through brokers or dealers, the Selling Shareholders may pay customary discounts and brokerage commissions and charges. The Selling Shareholders and any brokers or dealers or other persons who participate with them in the distribution of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, although the Selling Shareholders disclaim such status. Any commissions and discounts received by such brokers or dealers, and any profit on the resale of the stock by such brokers or dealers, may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, such Selling Shareholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M also prohibits any bid or purchase for the purpose of pegging, fixing or stablizing the price of Common Stock in connection with this offering.

     The Selling Shareholders have agreed to indemnify and hold harmless the Company, its officers and directors, with respect to any untrue statement in or omission from, this Prospectus or the Registration Statement of which it is a part, including amendments and supplements, if such statement or omission was made in reliance upon information furnished to the Company by such Selling Shareholder for use in the preparation of this Prospectus or Registration Statement.

     The Company will pay all expenses incidental to the registration of the Shares, but will not pay selling or other expenses incurred in the offering, including the discounts and commissions of broker-dealers. The Company has agreed to indemnify the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act, in connection with the Shares offered hereby.

     The Shares being offered hereby may also be sold by the Selling Shareholders pursuant to Rule 144 promulgated under the Securities Act.


                                    EXPERTS

     The financial statements and schedule of the Company included in the Company's Annual Report on Form 10-K, for the year ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their reports with respect thereto, and such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     Our report on the financial statements contains an explanatory paragraph that states that the Company has experienced significant operating losses which has adversely affected the Company's current results of operations and liquidity. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

     The financial statements and schedule of the Company as of December 31, 1996, and for each of the two years for the period then ended, included in the Company's Annual Report on Form 10-K, for the year ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by McGladrey and Pullen, LLP, independent public accountants, as indicated in their reports with respect thereto, and such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Wildman, Harrold, Allen & Dixon, 225 West Wacker Drive, Suite 2800, Chicago, Illinois 60606-1229.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

TABLE OF CONTENTS

                                                              Page

Available Information                                           2
Incorporation of Certain Documents By Reference                 2
The Company                                                     4
Risk Factors                                                    9
Use of Proceeds                                                15
Price Range of Common Stock                                    16
Selling Shareholders                                           17
Plan of Distribution                                           20
Experts                                                        22
Legal Matters                                                  22


                                PC QUOTE, INC.

               5,419,032 SHARES OF COMMON STOCK, $.001 PAR VALUE




                                 -------------

                                  PROSPECTUS

                                 -------------







                                May 27, 1998